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                    September 2, 2021

       Kelly Youngblood
       Chief Financial Officer
       MRC Global Inc.
       Fulbright Tower
       1301 McKinney Street
       Suite 2300
       Houston, Texas 77010

                                                        Re: MRC Global Inc.
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed February 12,
2021
                                                            File No. 001-35479

       Dear Mr. Youngblood:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services